Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

OvaScience Reports Fourth Quarter and Year-End 2015 Financial Results

— Harald Stock, Ph.D., Appointed as CEO-Elect, Paul Chapman Appointed as COO to Expand Global Commercial and Operational Expertise —

— Egg Allocation Study Commenced in Spain —

— Access to the AUGMENTSM Treatment Expanded to Japan —

— In 2016 OvaScience Will Continue to Build Global Infrastructure to Support Its Fertility Platform in Select Regions —

WALTHAM, Mass., February 25, 2016 — OvaScienceSM (NASDAQ: OVAS), a global fertility company focused on the discovery, development and commercialization of new treatment options, today reported fourth quarter and year end 2015 financial results. The Company also highlighted key commercial and development progress related to its infertility treatments.

“This past year, we focused on strengthening our leadership as we grow globally, expanding access to AUGMENT internationally and developing OvaPrime and OvaTure,” said Michelle Dipp, M.D., Ph.D., Executive Chairman and Chief Executive Officer of OvaScience. “Additionally, we launched our first fertility treatment at select centers outside the U.S., and demonstrated the potential of our robust pipeline. We are accelerating the build of our commercial infrastructure including operations and patient support services. To that end, we also recently announced the appointment of CEO-elect Harald F. Stock to help us drive the Company to the next stage of growth.”

2015 Accomplishments and Key Recent Highlights

•                  Strengthened executive leadership with appointment of CEO-elect Harald F. Stock, Ph.D., and COO Paul Chapman

In January 2016, OvaScience announced the appointment of Dr. Stock as CEO-elect with a transition planned for July 1, 2016. Dr. Stock has nearly two decades of experience driving global commercial growth in the healthcare industry, as well as a strong operational track record of increasing sales of multiple products in Asia, Europe, the U.S. and other key markets around the world. He has served on the OvaScience Board since 2013. Michelle Dipp was appointed Executive Chair of the Board of Directors and will remain CEO until July 1. In her new role, Dr. Dipp will work closely with Dr. Stock to evolve the Company’s corporate strategy and focus on business development.

Earlier today, OvaScience announced the appointment of Paul W.D. Chapman as Chief Operating Officer, effective immediately. Mr. Chapman, an industry veteran with substantial commercial and operational experience, joins the Company from ArjoHuntleigh AB, where he served as Regional President of North America.

•                  Prospective, randomized, controlled egg allocation study at IVI Group

The Company is working with the IVI Group, the largest IVF clinic network in the world, to enroll patients in a controlled, double-blind, prospective and randomized egg allocation study of the AUGMENT treatment. This adaptive study is designed to evaluate the success rates of standard IVF and the AUGMENT treatment.

The AUGMENT treatment is specifically designed to improve egg health by using mitochondria from a patient’s own egg precursor (EggPCSM) cells during IVF. Improved egg health is essential for fertilization and embryo development. The AUGMENT treatment is not available in the U.S.

•                  Expanded access to the AUGMENT treatment into Japan

OvaScience expanded the availability of the AUGMENT treatment in select international regions including Japan, one of the largest IVF markets in the world. The treatment is offered through a non-commercial preceptorship training program at IVF JAPAN, one of the most prestigious fertility clinic systems in that country. The initiation of the preceptorship training program, in which patients will receive the AUGMENT treatment, followed approval from the Japan Society of Obstetrics and Gynecology (JSOG).

•                  Commenced preceptorship training program with the OvaPrime treatment

OvaScience commenced a non-commercial preceptorship training program with the OvaPrime treatment outside the U.S. The Company will decide whether to progress the program, based on data, by the end of 2016.

The OvaPrime treatment is a potential fertility treatment that could enable a woman who makes too few or no eggs to increase her egg reserve. Poor egg reserve affects approximately 25 percent of those seeking fertility treatment. The OvaPrime treatment is designed to transfer a woman’s EggPC cells to her own ovary where they may mature into fertilizable eggs during a standard IVF process. The OvaPrime treatment is not available in the U.S.

•                  Defined process for the OvaTure treatment

The Company has also defined the process for maturing EggPC cells that is required for development of the OvaTure treatment.

The OvaTure treatment is a potential next-generation IVF treatment that could help a woman produce healthy, young, fertilizable eggs without hormone injections by maturing her EggPC cells into eggs outside the body. It may be an option for women with compromised eggs, who are unable to make eggs or who may be unwilling or unable to undergo hormone hyperstimulation, such as women diagnosed with cancer.

•                  More than 25 babies born using the AUGMENT treatment for infertility

The first live birth of a baby who was conceived using the AUGMENT treatment occurred in Toronto, Canada and was announced on May 7, 2015. To date, there have been more than 25 babies born with the AUGMENT treatment.

•                  Clinical benefit of the AUGMENT treatment published in peer-reviewed journal

A peer-reviewed analysis of the AUGMENT treatment showed statistically significant improvements in embryo selection and transfer compared to standard IVF.(1) The first published analysis comparing the AUGMENT treatment to standard IVF using an egg allocation method demonstrated statistically significant higher rates of embryo selection and transfer with the AUGMENT treatment based on standard embryo quality measures, including pre-implantation genetic diagnosis/screening. Improved pregnancy rates with the AUGMENT treatment were also reported in the publication.

Fourth Quarter Financial Results

•                  Revenue for the three months ended December 31, 2015 was $0.2 million. The revenue recognized in the fourth quarter relates to 14 AUGMENT cycles at a blended cost per treatment, including discounted treatments offered under various pricing programs launched during the fourth quarter. These programs are designed to broaden the customer base knowledge and hands on experience with the AUGMENT treatment. The company did not record revenue in 2014 as the AUGMENT treatment was introduced commercially in 2015.

•                  Net loss for the three months ended December 31, 2015 was $20.6 million, or ($0.76) per share, as compared to net loss of $18.9 million, or ($0.79) per share, for the three months ended December 31, 2014. This included non-cash stock-based compensation expense of $4.9 million. The increase is primarily attributable to planned higher personnel costs, and costs associated with the launch of the AUGMENT treatment in certain international IVF clinics. Commercial costs include legal and consulting services and establishment of lab-based operations, which will also support introductions of future fertility treatments.

•                  Research and development expense for the three months ended December 31, 2015 was $4.7 million, compared to $7.3 million for the same period in 2014. This decrease is primarily driven by a decrease of $2.7 million related to stock-based compensation expense, including a $3.1 million decrease in expense for non-employee awards driven by Founders’ shares being fully vested and expensed in the first quarter of 2015, partially offset by a $0.4 million increase in expense for employee awards driven by the hiring of additional personnel.

•                  Selling, general and administrative expense for the three months ended December 31, 2015 was $14.6 million, as compared to $11.0 million for the same period in 2014. This increase was primarily a result of $2.4 million for employee compensation and related benefits, including stock-based compensation expense driven by the hiring of additional personnel in 2015, $1.8 million to support our international growth, $0.4 million of facilities expenses and $0.4 million in accounting, tax and other expenses offset by a decrease of $1.5 million

(1)  Fakih, M. et al. Journal of Fertilization: In Vitro, IVF-Worldwide, Reproductive Medicine, Genetics & Stem Cell Biology, 2015.

for costs associated with our non-commercial preceptorship training program due to higher patient enrollment in the fourth quarter of 2014.

At December 31, 2015, OvaScience had cash, cash equivalents and short-term investments of $126.7 million.

Conference Call

OvaScience will host a conference call at 4:30 p.m. EST today, Thursday, February 25, 2016, to discuss these financial results and provide an update on the company. The conference call can be accessed by dialing (888) 424-8151 (U.S.) or (847) 585-4422 (international) five minutes prior to the start of the call and providing the passcode 5767395. Additionally, the live, listen-only webcast of the conference call can be accessed by visiting the Investors section of the Company’s website at www.ovascience.com. A replay of the conference call will be available from 7:00 p.m. EST on Thursday, February 25, 2016, through 11:59 p.m. EST on Thursday, March 3, 2016, and may be accessed by visiting OvaScience’s website or by dialing (888) 843-7419 (U.S.) and (630) 652-3042 (international). The replay access code is 5767395.

About OvaScience

OvaScience (NASDAQ: OVAS) is a global fertility company dedicated to improving treatment options for women around the world. OvaScience is discovering, developing and commercializing new fertility treatments because we believe women deserve more options. Each OvaScience treatment is based on the Company’s proprietary technology platform that leverages the breakthrough discovery of egg precursor (EggPCSM) cells — immature egg cells found inside the protective ovarian lining. The AUGMENTSM treatment, a fertility option specifically designed to improve egg health, is available in certain IVF clinics in select international regions. OvaScience has commenced a non-commercial preceptorship training program with the OvaPrimeSM treatment, which could increase a woman’s egg reserve, and is developing the OvaTureSM treatment, a potential next-generation IVF treatment that could help a woman produce healthy, young, fertilizable eggs without hormone injections. OvaScience treatments are not available in the U.S. For more information, please visit www.ovascience.com and www.augmenttreatment.com and connect with us on Twitter and Facebook.

Forward-Looking Statements

This press release includes forward-looking statements about the Company’s plans for the AUGMENT treatment, OvaPrime treatment and OvaTure treatment, including statements relating to the Company’s plans to build its commercial infrastructure, plans for growth, plans to decide whether to progress the OvaPrime program, based on data, by the end of 2016 and potential indications for the OvaPrime and OvaTure treatments. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to:  the possibility that international IVF clinics that we work with may determine not to provide or continue providing the AUGMENT treatment or OvaPrime treatment, or to delay providing such treatments, based on clinical efficacy, safety or commercial, logistic, regulatory or other reasons; the science underlying our treatments (including the AUGMENT, OvaPrime and OvaTure treatments), which is unproven; our ability to obtain regulatory approval or licenses where necessary for our treatments; our ability to develop our treatments on the timelines we expect, if at all; our ability to commercialize our treatments, on the timelines we expect, if at all; as well as those risks more fully discussed in the “Risk Factors” section of our most recently filed Quarterly Report on Form 10-Q and/or Annual Report on Form 10-K. The forward-looking statements contained in this press release reflect our current views with respect to future events. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our view as of any date subsequent to the date hereof.

Contacts:

Media and Investor Contact:

OvaScience

Rebecca J. Peterson

(617) 420-8736

rpeterson@ovascience.com

- Financial Tables to Follow –

OvaScience, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	As of
	December 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$43,224	$6,414
Short-term investments	83,438	53,817
Prepaid expenses and other current assets	3,199	1,647
Total current assets	129,861	61,878
Property and equipment, net	8,313	3,367
Restricted cash	439	197
Other long-term assets	—	130
Total assets	$138,613	$65,572
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,352	$2,520
Accrued expenses and other current liabilities	7,891	7,654
Total current liabilities	11,243	10,174
Other non-current liabilities	520	73
Total liabilities	11,763	10,247
Total stockholders’ equity	126,850	55,325
Total liabilities and stockholders’ equity	$138,613	$65,572

OvaScience, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Revenues	$157	$—	$277	$—
Costs and expenses:
Costs of revenues	1,158	—	2,249	—
Research and development	4,667	7,273	18,433	21,784
Selling, general and administrative	14,572	11,016	51,594	26,149
Total costs and expenses	20,397	18,289	72,276	47,933
Loss from operations	(20,240)	(18,289)	(71,999)	(47,933)
Interest income (expense), net	150	(17)	436	(126)
Other (expense) income, net	(51)	84	(20)	122
Loss from equity method investment	(385)	(668)	(1,561)	(1,583)
Loss before income taxes	(20,526)	(18,890)	(73,144)	(49,520)
Income tax expense	75	—	75	—
Net loss	$(20,601)	$(18,890)	$(73,219)	$(49,520)
Net loss per share—basic and diluted	$(0.76)	$(0.79)	$(2.70)	$(2.19)
Weighted average number of shares used in net loss per share—basic and diluted	27,280	23,998	27,085	22,647

###